Exhibit 4.7
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

MACOM Technology Solutions Holdings, Inc., a Delaware corporation (“Company,” “we,” “us” and “our”), has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934: our common stock, par value $0.001 per share. The following is a summary of the general terms and provisions of our common stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of our Fifth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Third Amended and Restated Bylaws (“Bylaws”), and applicable provisions of Delaware General Corporation Law (the “DGCL”).
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted on by the common stockholders. The holders of common stock are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares voting for the election of directors can elect all directors.
Dividend Rights. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors (our “Board”) may declare out of funds legally available for the payment of dividends.
Liquidation Rights. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata in all assets remaining after payment of, or provision for, our liabilities and liquidation preferences of any outstanding shares of preferred stock.
Rights and Preferences. Holders of common stock have no pre-emptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Preferred Stock
Pursuant to our Certificate of Incorporation, our Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, from time to time in one or more series. Our Board also has the authority to fix the designations, voting powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of, any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our Board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock may decrease the market price of our common stock.
Pre-emptive Rights
Under the DGCL a stockholder is not entitled to pre-emptive rights to subscribe for additional issuances of common stock or any other class or series of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the Certificate of Incorporation. Our Certificate of Incorporation does not provide that our stockholders are entitled to pre-emptive rights.
Registration Rights
We are party to a Second Amended and Restated Investor Rights Agreement with certain holders of our capital stock and warrants (as amended, the “Second Amended and Restated Investor Rights Agreement”), which provides for rights relating to the registration of the shares of our common stock held by them and issuable to them upon exercise of the warrants held by them. These securities are referred to as “registrable securities.”
Specifically, the Second Amended and Restated Investor Rights Agreement provides for, subject to certain conditions, (i) a limited number of demand registration rights, which require us to effect a registration of registrable securities with the U.S. Securities and Exchange Commission upon a written request from certain holders of registrable securities; (ii) unlimited shelf demand registration rights after we are eligible to use a registration statement on Form S-3 upon request from the holders of at least five percent (5%) of the outstanding registrable securities; and (iii) piggyback registration rights, subject to certain conditions, which may require us to register registrable securities if we propose to register any of our equity securities for sale to the public (whether for our account or the account of any stockholder).

In connection with any registration effected pursuant to the terms of the Second Amended and Restated Investor Rights Agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and commissions payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify the holders of registrable securities against losses, claims, actions, damages, liabilities and expenses under certain circumstances with respect to each registration effected pursuant to the Second Amended and Restated Investor Rights Agreement subject to limited exceptions.
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Our Bylaws and the DGCL
Provisions of our Certificate of Incorporation, our Bylaws and the DGCL could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of our Company that a stockholder might consider in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for our restructuring or sale of all or part of our business.
Authorized but Unissued Shares of Common Stock and Preferred Stock
Our authorized but unissued shares of common stock and preferred stock are available for our Board to issue without stockholder approval. As noted above, our Board, without stockholder approval, has the authority under our Certificate of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of common or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or other transaction.
Classified Board; Election and Removal of Directors
Our Certificate of Incorporation provides for the division of our Board into three classes, as nearly as equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our stockholders. Our directors can be removed only for cause and, subject to specified exceptions, vacancies on our Board may be filled only by the affirmative vote of a majority of the directors then in office. Further, only our Board may change the size of our Board. Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of our Board, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of our Company, and may maintain the incumbency of our Board.
Stockholder Action; Special Meetings of Stockholders
Our Certificate of Incorporation and our Bylaws provide that no action shall be taken by the stockholders except at an annual or special meeting of the stockholders called in accordance with our Bylaws and no action shall be taken by the stockholders by written consent.
Our Certificate of Incorporation also provides that special meetings of our stockholders may be called only by the majority of our Board or by the chairman of our Board.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide us with timely written notice of their proposal. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Amendment to our Certificate of Incorporation and Bylaws
Our Certificate of Incorporation may generally be amended by a majority of our stockholders, except with respect to provisions regarding our Board, stockholder meetings and amendments to our Certificate of Incorporation and Bylaws, which may only be amended upon approval of holders of at least sixty six and two thirds percent (66-2/3%) of our outstanding voting stock. In addition, the approval of at least eighty percent (80%) of our outstanding voting stock is required to amend the provisions of Article VI of our Certificate of Incorporation with respect to limitation of director liability, indemnification of directors and officers and renunciation of corporate opportunities. Our Bylaws may generally be amended by our Board or by our stockholders upon approval of holders of at least sixty six and two thirds percent (66-2/3%) of our outstanding voting stock.
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless:
•prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least sixty six and two thirds percent (66-2/3%) of the outstanding voting stock which is not owned by the interested stockholder.
For purposes of Section 203 of the DGCL, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns, or within three (3) years prior to the date of determination whether the person is an “interested stockholder,” did own, fifteen percent (15%) or more of the corporation’s voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance.
Corporate Opportunities
Our Certificate of Incorporation provides that we expressly renounce any interest or expectancy in any corporate opportunity and that there shall be no expectation that such corporate opportunity be offered to us or our affiliates, if such opportunity is one that an “Institutional Investor” (as defined below) has acquired knowledge of or is otherwise pursuing, such that as a result of such renunciation, the corporate opportunity shall belong to such Institutional Investor. The renunciation does not apply to any interest or expectancy we may have in any corporate opportunity that is expressly offered to any of our directors or officers in his or her capacity as a director or officer of us. An “Institutional Investor” is defined as (i) GaAs Labs, LLC and its affiliated companies, or (ii) Summit Partners, L.P. and its affiliated companies, in each case including each of their respective directors, officers, employees and agents.
Exclusive Forum
Our Certificate of Incorporation and our Bylaws provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of our Company to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to the DGCL or our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. Although we have included a choice of forum clause in our Certificate of Incorporation, it is possible that a court could rule that such clause is inapplicable or unenforceable. Our Bylaws provide that any person or entity purchasing or otherwise acquiring an interest in our capital stock is deemed to have notice of and to have consented to the exclusive forum provisions described in this paragraph.
Our Bylaws further provide that any person or entity holding or otherwise acquiring an interest in our capital stock is deemed to have (i) consented and submitted to personal jurisdiction of the courts located within the State of Delaware in connection with any action described in the paragraph above (an “Action”), (ii) waived any objection to the exercise of personal jurisdiction over such stockholder in the courts located within the State of Delaware, (iii) waived any argument relating to the inconvenience of the forums described in (i) and (ii) of this paragraph with respect to any Action, (iv) agreed not to commence any Action other than before a court within the State of Delaware nor to make any attempt to cause the transfer or removal of any such Action to any court other than a court within the State of Delaware, and (v) consented to having service of process made upon such stockholder by service upon such stockholder’s counsel as agent for such stockholder in the event that such stockholder brings an Action in a court other than a court within the State of Delaware.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “MTSI.”